Exhibit 99.1

Kraton Corporation Provides Update on Panama City Operational Status

HOUSTON, Nov. 8, 2018 -- Kraton Corporation (NYSE: KRA), a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products, today provided an update on the operational status of its Panama City, Florida, plant.
"Our Panama City team has done a remarkable job, working tirelessly despite significant personal challenges, to restore operations following the outage caused by Hurricane Michael. I would personally like to thank all of our employees for their efforts, and I want to also thank our contractors, vendors, insurance partners and the local community in Panama City for their rapid response and strong support over these past few weeks," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. "Based upon the progress we have made to date, we currently expect the Crude Tall Oil refinery to resume operations at full capacity by the end of November, at which time we would begin orderly ramp up to pre-hurricane supply rates on a product line basis. In addition, we currently expect that our Crude Sulfate Turpentine refinery should be operating at approximately 60% of capacity by the end of December, with a target of full operational capacity by the middle of the first quarter of 2019, during which time we expect the CST refinery will also ramp up to pre-hurricane supply rates," Fogarty said. "We will continue our efforts to minimize the impact of the Panama City outage on our customers, and we thank them for their patience and understanding as we work to resume full operations in Panama City," added Fogarty.
At this time Kraton does not have a monetary estimate of damages resulting from Hurricane Michael, but it anticipates that insurance proceeds will cover the costs to repair the Panama City manufacturing assets, provide reimbursement for any damage to inventory and pay for any lost profits, subject to insurance policy deductibles, which the company currently expects will not exceed $14 million in total.

ABOUT KRATON
Kraton Corporation (NYSE "KRA") is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from renewable resources. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing products. As the largest global provider in the pine chemicals industry, the company's pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks and mining. Kraton offers its products to a diverse customer base in over 70 countries worldwide. Kraton, the Kraton logo and design are all trademarks of Kraton Corporation or its subsidiaries or affiliates.

For Further Information:
H. Gene Shiels 281-504-4886

Exhibit 99.1

FORWARD LOOKING STATEMENTS
Some of the statements and information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often identified by words such as "outlook," "believes," "target," "estimates," "expects," "projects," "may," "intends," "plans," "on track," or "anticipates," and include, but are not limited to, our expectations with respect to the timing of resumed operations and supply rates at the Panama City, Florida facility and the insurance coverage associated with damages resulting from Hurricane Michael.
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: Kraton's reliance on third parties for the provision of significant operating and other services; conditions in, and risk associated with operating in, the global economy and capital markets; fluctuations in raw material costs; natural disasters and weather conditions; limitations in the availability of raw materials; and other factors of which we are currently unaware or deem immaterial. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersede such information. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.